Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Post-effective Amendment No. 1 to the Registration Statement (Form S-1 No. 333-178692) and related Prospectus of OXiGENE, Inc. for the registration of 4,849,101 shares of its common stock and to the incorporation by reference therein of our report dated March 28, 2012 with respect to the consolidated financial statements of OXiGENE, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 28, 2012